EXHIBIT 23.1



                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Big City Bagels, Inc.


     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Big City Bagels, Inc. of our report dated February 22, 1999 (March 23, 1999 with respect to Note L), relating to the consolidated financial statements of Big City Bagels, Inc. and subsidiary appearing in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998. Our report contains an explanatory paragraph as to the existence of substantial doubt about the Company's ability to continue as a going concern.

/s/ Richard A. Eisner & Company, LLP

RICHARD A. EISNER & COMPANY, LLP


New York, New York
June 7, 1999